Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record Fourth Quarter and Full Year 2008 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 15, 2009--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for 2008 was a record $34,474,000, an increase of 8.6% from $31,746,000 for 2007. This was the Company’s eighth consecutive year of record net income. Diluted earnings per share for 2008 were a record $2.04 compared to $1.89 for 2007, an increase of 7.9%.

For the quarter ended December 31, 2008, net income was a record $9,091,000, an increase of 17.5% from net income of $7,737,000 for the fourth quarter of 2007. Diluted earnings per share for the fourth quarter of 2008 were a record $0.54, compared to $0.46 for the fourth quarter of 2007, an increase of 17.4%. This was the Company’s third consecutive quarter of record net income and diluted earnings per share.

The Company’s returns on average assets and average common stockholders’ equity for 2008 were 1.14% and 16.16%, respectively, a decrease from 1.22% and 17.18%, respectively, for 2007. Annualized returns on average assets and average common stockholders’ equity for the fourth quarter of 2008 were 1.15% and 15.98%, respectively, a slight increase from 1.14% and 15.73%, respectively, for the fourth quarter of 2007.

Loans and leases were $2.02 billion at December 31, 2008 compared to $1.87 billion at December 31, 2007, an increase of 8.0% for the full year, although loans and leases decreased during the fourth quarter of 2008 from $2.06 billion at September 30, 2008. Deposits were $2.34 billion at December 31, 2008 compared to $2.06 billion at December 31, 2007, an increase of 13.8%. Total assets were $3.23 billion at December 31, 2008, a 19.3% increase from $2.71 billion at December 31, 2007.

Common stockholders’ equity was $252 million at December 31, 2008 compared to $191 million at December 31, 2007, an increase of 32.2%. Book value per common share was $14.96 at December 31, 2008 compared to $11.35 at December 31, 2007, an increase of 31.8%. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and warrant transactions and a significant favorable change in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale (“AFS”) investment securities as of December 31, 2008 compared to December 31, 2007.

The Company’s ratio of common stockholders’ equity to assets increased to 7.80% as of December 31, 2008 compared to 7.04% as of December 31, 2007. Its ratio of tangible common stockholders’ equity to tangible assets increased to 7.64% as of December 31, 2008 compared to 6.84% as of December 31, 2007.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased to report our third consecutive quarter of records in both net income and earnings per share and our eighth consecutive year of record net income. The economic and operating environment this past year presented new challenges each quarter, but our excellent team of bankers utilized our strong capital and abundant sources of liquidity to profit from numerous opportunities. This allowed us to achieve excellent revenue growth and maintain a positive earnings trend throughout 2008.”

NET INTEREST INCOME

Net interest income for 2008 increased 27.2% to $98,701,000 compared to $77,618,000 for 2007. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 3.96% in 2008, an increase of 52 basis points from 3.44% in 2007.

Net interest income for the fourth quarter of 2008 increased 40.8% to $28,731,000 compared to $20,406,000 for the fourth quarter of 2007. The Company’s net interest margin (FTE) was 4.52% in the fourth quarter of 2008, an increase of 105 basis points from 3.47% in the fourth quarter of 2007.

Mr. Gleason stated, “Continued improvement in our net interest margin, along with good growth in our average earning assets, allowed us to achieve our eighth consecutive quarter of record net interest income in the quarter just ended. Early in 2008 we stated that one of our goals for the year was to achieve record net interest income in each quarter. We accomplished this goal, and this will continue to be an important goal for us in 2009.”

NON-INTEREST INCOME

Non-interest income for 2008 was $19,349,000 compared to $22,975,000 for 2007, a 15.8% decrease. Non-interest income for the fourth quarter of 2008 was $3,796,000 compared to $5,975,000 for the fourth quarter of 2007, a 36.5% decrease.

Service charges on deposit accounts, the Company’s largest source of non-interest income, were $12,007,000 in 2008, a decrease of 1.5% from $12,193,000 in 2007. For the fourth quarter of 2008, service charges on deposit accounts were $3,067,000, a decrease of 3.4% from $3,176,000 in the fourth quarter of 2007.

Trust income for 2008 was a record $2,595,000, a 16.7% increase from $2,223,000 in 2007. For the fourth quarter of 2008, trust income was a record $712,000, a 7.7% increase compared to $661,000 in the fourth quarter of 2007.

Mortgage lending income was $2,215,000 in 2008, a decrease of 17.0% from $2,668,000 in 2007. Mortgage lending income was $434,000 in the fourth quarter of 2008, a decrease of 17.5% from $526,000 in the fourth quarter of 2007.

During the fourth quarter of 2008, the Company had three significant unusual items which affected non-interest income. One of these items was $2,147,000 of non-taxable income from death benefits on bank owned life insurance (“BOLI”). These were the first death benefits received from the Company’s BOLI program, which has been in place for over six years and has had 95 individuals insured.

The second significant item was a pre-tax charge to non-interest income of $3,016,000 to reduce the Company’s carrying value of an investment security that the Company has concluded should be accounted for as other than temporarily impaired. This was the first time the Company has recorded an “other than temporary impairment” charge related to an investment security.

The third significant item resulted from the distribution of certain tax-exempt securities as part of the planned dissolution of an entity in which the Company had made an investment for Community Reinvestment Act and tax credit purposes in 2003. The Company incurred a pre-tax charge to non-interest income of $520,000, which was the difference between the book value of the Company’s investment in the entity and the fair market value of the tax-exempt securities received by the Company at the time of liquidation of the entity.

As a result of these two charges, net losses on investment securities and from sales of other assets were $3,715,000 in the fourth quarter of 2008 compared to net gains of $567,000 for the fourth quarter of 2007. Net losses on investment securities and from sales of other assets were $3,977,000 for the full year of 2008 compared to net gains of $1,007,000 in 2007.

These significant unusual items included in non-interest income in the quarter just ended essentially offset each other on an after-tax basis. Specifically the $2,147,000 of non-taxable income from death benefits on BOLI was offset by the pre-tax charges of $3,016,000 and $520,000 noted above, which totaled approximately $2,149,000 after taxes.

NON-INTEREST EXPENSE

Non-interest expense for 2008 was $54,398,000 compared to $48,252,000 for 2007, an increase of 12.7%. The Company’s efficiency ratio for 2008 improved to 42.3% compared to 46.3% for 2007.

Non-interest expense for the fourth quarter of 2008 was $14,254,000 compared to $12,507,000 for the fourth quarter of 2007, an increase of 14.0%. The Company’s efficiency ratio for the fourth quarter of 2008 improved to 39.1% compared to 45.7% for the fourth quarter of 2007.

The Company’s efficiency ratios for the full year and fourth quarter of 2008 were its best annual and quarterly efficiency ratios since becoming a public company in 1997. This is a result of the Company achieving positive operating leverage in 2008 by increasing revenue at a faster growth rate than non-interest expense.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases increased to 0.76% at year-end 2008 compared to 0.35% as of year-end 2007 and 0.70% as of September 30, 2008. Nonperforming assets as a percent of total assets increased to 0.81% as of year-end 2008 compared to 0.36% as of year-end 2007 and 0.66% as of September 30, 2008. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 2.68% at year-end 2008 compared to 1.14% at year-end 2007 and 0.94% as of September 30, 2008.

The Company’s net charge-off ratio for 2008 increased to 0.45% compared to 0.24% in 2007. The Company’s annualized net charge-off ratio for the fourth quarter of 2008 increased to 0.83%, compared to 0.47% for the fourth quarter of 2007 and 0.27% for the third quarter of 2008.

Mr. Gleason commented, “Even though our asset quality ratios were impacted in 2008 by slower economic and housing market conditions which adversely affected a number of borrowers, we believe our loan and lease portfolio performed relatively well throughout the year. This is a result of our strong commitment to sound underwriting standards, thorough documentation, effective servicing and diligent collection efforts.”

The Company’s allowance for loan and lease losses increased to $29.5 million at December 31, 2008, or 1.46% of total loans and leases, compared to $19.6 million, or 1.05% of total loans and leases, at December 31, 2007 and $25.4 million, or 1.24% of total loans and leases, at September 30, 2008.

During 2008 the Company increased its allowance for loan and lease losses due to changes in economic conditions and growth of its loan and lease portfolio. For the full year of 2008, the Company’s provision to the allowance for loan and lease losses was $19.0 million and net charge-offs were $9.1 million, compared to a provision of $6.2 million and net charge-offs of $4.3 million in 2007. In the fourth quarter of 2008, the Company’s provision to the allowance for loan and lease losses was $8.3 million and net charge-offs were $4.2 million, compared to a provision of $2.7 million and net charge-offs of $2.2 million in the fourth quarter of 2007.

Mr. Gleason stated, “During the quarter just ended, we made our largest ever quarterly provision to the allowance for loan and lease losses resulting in our largest ever quarterly increase in our allowance for loan and lease losses. This is consistent with our cautious outlook for economic and credit conditions in 2009.”

OTHER MATTERS

In December 2008 the Company moved into its newly constructed headquarters at 17901 Chenal Parkway, Little Rock, Arkansas. The new headquarters also serves as a retail banking office and houses the Company’s leasing division. As a result the Company closed its nearby branch in a Wal-Mart Supercenter and vacated the rented offices formerly occupied by its leasing division as well as additional rented space occupied by certain other staff members. A portion of the Company’s former headquarters will continue to serve as a retail banking office, and the Company plans to lease out the remaining office space.

On December 12, 2008, as part of the United States Department of the Treasury’s Capital Purchase Program made available to healthy financial institutions in the U.S. pursuant to the Emergency Economic Stabilization Act of 2008, the Company issued to the U.S. Treasury, in exchange for aggregate consideration of $75 million, (i) 75,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a par value of $0.01 per share and a liquidation preference of $1,000 per share, and (ii) a warrant to purchase up to 379,811 shares of the Company’s common stock, par value $0.01 per share at an exercise price of $29.62 per share, subject to certain anti-dilution and other adjustments. The Series A Preferred Stock is non-voting, other than having class voting rights on certain matters, and pays cumulative dividends quarterly at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The Series A Preferred Stock is redeemable by the Company only under certain circumstances. The warrant is immediately exercisable by the U.S. Treasury or its assignees and has a ten-year term. As required under the U.S. Treasury’s program, the Company in early January 2009 filed a “shelf” registration statement with the Securities and Exchange Commission, which has not yet become effective, for the purpose of registering the securities issued to the U.S. Treasury in order to permit the sale of the securities by the U.S. Treasury at any time after effectiveness of the registration statement.

The Company has a tradition of maintaining its status as “well-capitalized” as determined by all applicable regulatory capital ratios. As a result of its record 2008 earnings and the additional $75 million of capital raised in December 2008 as noted above, the Company’s various regulatory capital ratios have been further enhanced. At December 31, 2008, the Company’s leverage capital ratio was 11.64%, its Tier I risk-based capital ratio was 14.21%, and its total risk-based capital ratio was 15.36% compared to 9.80%, 11.79% and 12.67%, respectively, at December 31, 2007.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Friday, January 16, 2009. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 79716023. The telephone playback will be available through January 31, 2009, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the Company’s goal of achieving record net interest income in each quarter of 2009, its cautious outlook for economic and credit conditions in 2009, and its plans for leasing out office space in its former headquarters.

Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic and housing market conditions and their effects on the creditworthiness of borrowers and collateral values, recently enacted and potential legislation including legislation intended to stabilize economic conditions and credit markets and legislation intended to protect homeowners, changes in the value and volume of investment securities, changes in credit market conditions, and the ability to attract new deposits and loans and leases, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2007 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 72 offices including 65 banking offices in 34 communities throughout northern, western and central Arkansas, six Texas banking offices, and a loan production office in Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Years Ended
	December 31,			December 31,
	2008	2007	% Change	2008	2007	% Change
Income statement data:
Net interest income	$28,731	$20,406	40.8%	$98,701	$77,618	27.2%
Provision for loan and lease losses	8,300	2,700	207.4	19,025	6,150	209.3
Non-interest income	3,796	5,975	(36.5)	19,349	22,975	(15.8)
Non-interest expense	14,254	12,507	14.0	54,398	48,252	12.7
Preferred dividends	227	-		227	-
Net income available to common stockholders	9,091	7,737	17.5	34,474	31,746	8.6

Common stock data:
Net income per share – diluted	$0.54	$0.46	17.4%	$2.04	$1.89	7.9%
Net income per share – basic	0.54	0.46	17.4	2.05	1.89	8.5
Cash dividends per share	0.13	0.12	8.3	0.50	0.43	16.3
Book value per share	14.96	11.35	31.8	14.96	11.35	31.8
Diluted shares outstanding (thousands)	16,897	16,862		16,874	16,834
End of period shares outstanding (thousands)	16,864	16,818		16,864	16,818

Balance sheet data at period end:
Total assets	$3,233,303	$2,710,875	19.3%	$3,233,303	$2,710,875	19.3%
Total loans and leases	2,021,199	1,871,135	8.0	2,021,199	1,871,135	8.0
Allowance for loan and lease losses	29,512	19,557	50.9	29,512	19,557	50.9
Total investment securities	944,783	578,348	63.4	944,783	578,348	63.4
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	421	634	(33.6)	421	634	(33.6)
Total deposits	2,341,414	2,057,061	13.8	2,341,414	2,057,061	13.8
Repurchase agreements with customers	46,864	46,086	1.7	46,864	46,086	1.7
Other borrowings	424,947	336,533	26.3	424,947	336,533	26.3
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Preferred stock	71,880	-	-	71,880	-	-
Common stockholders’ equity	252,302	190,829	32.2	252,302	190,829	32.2
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	15,624	(15,091)		15,624	(15,091)
Loan and lease to deposit ratio	86.32%	90.96%		86.32%	90.96%

Selected ratios:
Return on average assets*	1.15%	1.14%		1.14%	1.22%
Return on average common stockholders’ equity*	15.98	15.73		16.16	17.18
Average common equity to total average assets	7.19	7.25		7.07	7.10
Net interest margin – FTE*	4.52	3.47		3.96	3.44
Efficiency ratio	39.08	45.72		42.32	46.33
Net charge-offs to average loans and leases*	0.83	0.47		0.45	0.24
Nonperforming loans and leases to total loans and leases	0.76	0.35		0.76	0.35
Nonperforming assets to total assets	0.81	0.36		0.81	0.36
Allowance for loan and lease losses to total loans and leases	1.46	1.05		1.46	1.05

Other information:
Non-accrual loans and leases	$15,382	$6,610		$15,382	$6,610
Accruing loans and leases – 90 days past due	-	26		-	26
ORE and repossessions	10,758	3,112		10,758	3,112

*Ratios for interim periods annualized based on actual days.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	6/30/08	9/30/08	12/31/08
Earnings Summary:
Net interest income	$18,249	$19,291	$19,671	$20,406	$21,751	$23,603	$24,616	$28,731
Federal tax (FTE) adjustment	848	838	899	974	1,691	2,767	2,074	3,950
Net interest income (FTE)	19,097	20,129	20,570	21,380	23,442	26,370	26,690	32,681
Provision for loan and lease losses	(1,100)	(1,250)	(1,100)	(2,700)	(3,325)	(4,000)	(3,400)	(8,300)
Non-interest income	5,959	5,623	5,419	5,975	5,125	5,557	4,871	3,796
Non-interest expense	(12,138)	(11,876)	(11,732)	(12,507)	(12,881)	(13,442)	(13,821)	(14,254)
Pretax income (FTE)	11,818	12,626	13,157	12,148	12,361	14,485	14,340	13,923
FTE adjustment	(848)	(838)	(899)	(974)	(1,691)	(2,767)	(2,074)	(3,950)
Provision for income taxes	(3,449)	(3,702)	(3,856)	(3,437)	(2,905)	(3,111)	(3,255)	(655)
Preferred stock dividend	-	-	-	-	-	-	-	(227)
Net income available to common stockholders	$7,521	$8,086	$8,402	$7,737	$7,765	$8,607	$9,011	$9,091

Earnings per share - diluted	$0.45	$0.48	$0.50	$0.46	$0.46	$0.51	$0.53	$0.54

Non-interest Income:
Service charges on deposit accounts	$2,834	$3,107	$3,075	$3,176	$2,871	$2,967	$3,102	$3,067
Mortgage lending income	731	817	594	526	672	636	473	434
Trust income	465	531	565	661	604	629	649	712
Bank owned life insurance income	465	478	487	489	489	499	512	2,630
Gains (losses) on investment securities	337	-	77	106	20	-	(317)	(3,136)
Gains (losses) on sales of other assets	35	(47)	38	461	(93)	206	(78)	(579)
Other	1,092	737	583	556	562	620	530	668
Total non-interest income	$5,959	$5,623	$5,419	$5,975	$5,125	$5,557	$4,871	$3,796

Non-interest Expense:
Salaries and employee benefits	$7,310	$7,016	$6,936	$7,399	$7,332	$7,624	$7,728	$7,448
Net occupancy expense	1,971	1,967	2,059	2,101	2,074	2,183	2,318	2,306
Other operating expenses	2,792	2,827	2,671	2,942	3,410	3,569	3,720	4,473
Amortization of intangibles	65	66	66	65	65	66	55	27
Total non-interest expense	$12,138	$11,876	$11,732	$12,507	$12,881	$13,442	$13,821	$14,254

Allowance for Loan and Lease Losses:
Balance at beginning of period	$17,699	$18,128	$18,747	$19,067	$19,557	$21,063	$23,432	$25,427
Net charge-offs	(671)	(631)	(780)	(2,210)	(1,819)	(1,631)	(1,405)	(4,215)
Provision for loan and lease losses	1,100	1,250	1,100	2,700	3,325	4,000	3,400	8,300
Balance at end of period	$18,128	$18,747	$19,067	$19,557	$21,063	$23,432	$25,427	$29,512

Selected Ratios:
Net interest margin - FTE*	3.35%	3.46%	3.45%	3.47%	3.69%	3.77%	3.82%	4.52%
Efficiency ratio	48.44	46.12	45.14	45.72	45.09	42.10	43.79	39.08
Net charge-offs to average loans and leases*	0.16	0.14	0.17	0.47	0.38	0.33	0.27	0.83
Nonperforming loans and leases/total loans and leases	0.25	0.23	0.19	0.35	0.68	0.74	0.70	0.76
Nonperforming assets/total assets	0.27	0.26	0.22	0.36	0.58	0.59	0.66	0.81
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	0.84	0.53	0.45	1.14	1.30	0.92	0.94	2.68

* Annualized based on actual days.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended			Year Ended
	December 31, 2008			December 31, 2008
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$595	$3	1.95%	$470	$13	2.77%
Investment securities:	-
Taxable	390,853	5,391	5.49	395,484	21,858	5.53
Tax-exempt – FTE	457,068	11,266	9.81	365,413	29,856	8.17
Loans and leases – FTE	2,027,413	34,771	6.82	1,995,231	141,759	7.10
Total earning assets – FTE	2,875,929	51,431	7.11	2,756,598	193,486	7.02
Non-earning assets	273,694			261,109
Total assets	$3,149,623			$3,017,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$745,850	$2,381	1.27%	$628,183	$9,282	1.48%
Time deposits of $100,000 or more	836,972	7,032	3.34	906,306	35,464	3.91
Other time deposits	537,357	4,445	3.29	516,655	19,425	3.76
Total interest bearing deposits	2,120,179	13,858	2.60	2,051,144	64,171	3.13
Repurchase agreements with customers	47,727	191	1.60	43,916	796	1.81
Other borrowings	469,031	3,758	3.19	441,288	15,574	3.53
Subordinated debentures	64,950	943	5.77	64,950	3,761	5.79
Total interest bearing liabilities	2,701,887	18,750	2.76	2,601,298	84,302	3.24
Non-interest bearing liabilities:
Non-interest bearing deposits	191,543			184,563
Other non-interest bearing liabilities	13,985			14,477
Total liabilities	2,907,415			2,800,338
Preferred stock	15,830			4,098
Common stockholders’ equity	226,378			213,271
Total liabilities and stockholders’ equity	$3,149,623			$3,017,707

Net interest income – FTE		$32,681			$109,184
Net interest margin – FTE			4.52%			3.96%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217